WB-15 COMMERCIAL OFFER TO PURCHASE

LICENSEE DRAFTING THIS OFFER ON July 21, 2026 **[DATE] IS (AGENT OF BUYER) (AGENT OF SELLER/LISTING FIRM) (AGENT OF BUYER AND SELLER) STRIKE THOSE NOT APPLICABLE**

The Buyer, Ad Real Estate Group LLC, offers to purchase the Property known as 5511 95th Avenue ____________ [e.g., Street Address, Parcel Number(s), legal description, or insert additional description, if any, at lines 625-642, or attach as an addendum per line 668] in the City of Kenosha, County of Kenosha Wisconsin, on the following terms:

PURCHASE PRICE The purchase price is One Million Five Hundred Thousand -- Dollars ($1,500,000.00).

INCLUDED IN PURCHASE PRICE Included in purchase price is the Property, all Fixtures on the Property as of the date stated on line 1 of this Offer (unless excluded at lines 20-23), and the following additional items: ____________

All personal property included in purchase price will be transferred by bill of sale or ____________

NOTE: The terms of this Offer, not the listing contract or marketing materials, determine what items are included or not included.

NOT INCLUDED IN PURCHASE PRICE Not included in purchase price is Seller's personal property (unless included at lines 12-15) and the following: ____________.

CAUTION: Identify trade fixtures owned by tenant, if applicable, and Fixtures that are on the Property (see lines 26-34) to be excluded by Seller or that are rented and will continue to be owned by the lessor.

"Fixture" is an item of property which is physically attached to or so closely associated with land or improvements so as to be treated as part of the real estate, including, without limitation, physically attached items not easily removable without damage to the premises, items specifically adapted to the premises and items customarily treated as fixtures, including, but not limited to, all: garden bulbs; plants; shrubs and trees; screen and storm doors and windows; electric lighting fixtures; window shades; curtain and traverse rods; blinds and shutters; central heating and cooling units and attached equipment; water heaters and treatment systems; sump pumps; attached or fitted floor coverings; awnings; attached antennas; garage door openers and remote controls; installed security systems; central vacuum systems and accessories; in-ground sprinkler systems and component parts; built-in appliances; ceiling fans; fences; storage buildings on permanent foundations and docks/piers on permanent foundations. A Fixture does not include trade fixtures owned by tenants of the Property.

CAUTION: Exclude Fixtures not owned by Seller such as rented fixtures. See lines 20-23.

BINDING ACCEPTANCE This Offer is binding upon both Parties only if a copy of the accepted Offer is delivered to Buyer on or before July 28, 2026 (seven days after receipt of this offer). Seller may keep the Property on the market and accept secondary offers after binding acceptance of this Offer.

CAUTION: This Offer may be withdrawn prior to delivery of the accepted Offer.

ACCEPTANCE Acceptance occurs when all Buyers and Sellers have signed one copy of the Offer, or separate but identical copies of the Offer.

CAUTION: Deadlines in the Offer are commonly calculated from acceptance. Consider whether short term deadlines running from acceptance provide adequate time for both binding acceptance and performance.

CLOSING This transaction is to be closed on September 16, 2026 ____________ at the place selected by Seller, unless otherwise agreed by the Parties in writing. If the date for closing falls on Saturday, Sunday, or a federal or a state holiday, the closing date shall be the next Business Day.

CAUTION: To reduce the risk of wire transfer fraud, any wiring instructions received should be independently verified by phone or in person with the title company, financial institution, or entity directing the transfer. The real estate licensees in this transaction are not responsible for the transmission or forwarding of any wiring or money transfer instructions.

EARNEST MONEY

■ EARNEST MONEY of $ ____________ accompanies this Offer.

If the Offer was drafted by a licensee, receipt of the earnest money accompanying this Offer is acknowledged.

■ EARNEST MONEY of $ 150,000.00 will be mailed, or commercially, electronically or personally delivered within Seven (7) days ("5" if left blank) after acceptance.

All earnest money shall be delivered to and held by (listing Firm) (drafting Firm) (other identified as ______) STRIKE THOSE NOT APPLICABLE (listing Firm if none chosen; if no listing Firm, then drafting Firm; if no Firm then Seller).

CAUTION: If a Firm does not hold earnest money, an escrow agreement should be drafted by the Parties or an attorney as lines 64-84 do not apply. If someone other than Buyer pays earnest money, consider a special disbursement agreement.

■ THE BALANCE OF PURCHASE PRICE will be paid in cash or equivalent at closing unless otherwise agreed in writing.

■ DISBURSEMENT IF EARNEST MONEY HELD BY A FIRM: If negotiations do not result in an accepted offer and the earnest money is held by a Firm, the earnest money shall be promptly disbursed (after clearance from payer's depository institution if earnest money is paid by check) to the person(s) who paid the earnest money. At closing, earnest money shall be disbursed according to the closing statement. If this Offer does not close, the earnest money shall be disbursed according to a written disbursement agreement signed by all Parties to this Offer. If said disbursement agreement has not been delivered to the Firm holding the earnest money within 60 days after the date set for closing, that Firm may disburse the earnest money: (1) as directed by an attorney who has reviewed the transaction and does not represent Buyer or Seller; (2) into a court hearing a lawsuit involving the earnest money and all Parties to this Offer; (3) as directed by court order; (4) upon authorization granted within this Offer; or (5) any other disbursement required or allowed by law. The Firm may retain legal services to direct disbursement per (1) or to file an interpleader action per (2) and the Firm may deduct from the earnest money any costs and reasonable attorneys' fees, not to exceed $250, prior to disbursement.

■ LEGAL RIGHTS/ACTION: The Firm's disbursement of earnest money does not determine the legal rights of the Parties in relation to this Offer. Buyer's or Seller's legal right to earnest money cannot be determined by the Firm holding the earnest money. At least 30 days prior to disbursement per (1), (4) or (5) above, where the Firm has knowledge that either Party disagrees with the disbursement, the Firm shall send Buyer and Seller written notice of the intent to disburse by certified mail. If Buyer or Seller disagrees with the Firm's proposed disbursement, a lawsuit may be filed to obtain a court order regarding disbursement. Small Claims Court has jurisdiction over all earnest money disputes arising out of the sale of residential property with one-to-four dwelling units. Buyer and Seller should consider consulting attorneys regarding their legal rights under this Offer in case of a dispute. Both Parties agree to hold the Firm harmless from any liability for good faith disbursement of earnest money in accordance with this Offer or applicable Department of Safety and Professional Services regulations concerning earnest money. See Wis. Admin. Code Ch. REEB 18.

TIME IS OF THE ESSENCE "Time is of the Essence" as to: (1) earnest money payment(s); (2) binding acceptance; (3) occupancy; (4) date of closing; (5) contingency Deadlines STRIKE AS APPLICABLE and all other dates and Deadlines in this Offer except: ______ ______. If "Time is of the Essence" applies to a date or Deadline, failure to perform by the exact date or Deadline is a breach of contract. If "Time is of the Essence" does not apply to a date or Deadline, then performance within a reasonable time of the date or Deadline is allowed before a breach occurs.

PROPERTY CONDITION REPRESENTATIONS Seller represents to Buyer that as of the date of acceptance Seller has no notice or knowledge of Conditions Affecting the Property or Transaction (lines 104-173) other than those identified in Seller's disclosure report dated ______ and a Real Estate Condition Report, if applicable, dated ______, which was/were received by Buyer prior to Buyer signing this Offer and which is/are made a part of this offer by reference COMPLETE DATES OR STRIKE AS APPLICABLE and ______ ______ ______ ______ INSERT CONDITIONS NOT ALREADY INCLUDED IN THE DISCLOSURE OR CONDITION REPORT(S).

CAUTION: If the Property includes 1-4 dwelling units, a Real Estate Condition Report containing the disclosures provided in Wis. Stat. § 709.03 may be required. Excluded from this requirement are sales of property that has never been inhabited, sales exempt from the real estate transfer fee, and sales by certain court-appointed fiduciaries, for example, personal representatives, who have never occupied the Property. Buyer may have rescission rights per Wis. Stat. § 709.05.

"Conditions Affecting the Property or Transaction" are defined to include:

a. Defects in the structure or structural components on the Property, e.g. roof, foundation (including cracks, seepage, and bulges), basement or other walls.

b. Defects in mechanical systems, e.g. HVAC (including the air filters and humidifiers), electrical, plumbing, septic, wells, fire safety, security or lighting.

c. Defects in a well on the Property or in a well that serves the Property, including unsafe well water, a joint well serving the Property or any Defect related to a joint well serving the Property.

d. Water quality issues caused by unsafe concentrations of or unsafe conditions relating to lead.

e. Defects in septic system or other private sanitary disposal system on or serving the Property or any out-of-service septic system serving the Property not closed or abandoned according to applicable regulations.

f. Underground or aboveground storage tanks presently or previously on the Property for storage of flammable or combustible liquids, including but not limited to gasoline and heating oil, or any Defects in such tanks presently or previously on the Property; LP tanks on the Property or any defects in such LP tanks.

g. Defect or contamination caused by unsafe concentrations of, or unsafe conditions relating to, lead in paint, lead in soil,

presence of asbestos or asbestos-containing materials, radon, radium in water supplies, mold, pesticides or other potentially hazardous or toxic substances on the Property.

h. Manufacture of or spillage of methamphetamine (meth) or other hazardous or toxic substances on the Property.

i. Zoning or building code violations, any land division involving the Property for which required state or local permits had not been obtained, nonconforming structures or uses, conservation easements.

j. Special purpose district, such as a drainage district, lake district, sanitary district or sewer district, that has the authority to impose assessments against the real property located within the district.

k. Proposed, planned or commenced construction of public improvements which may result in special assessments or otherwise materially affect the Property or the present use of the Property.

l. Federal, state or local regulations requiring repairs, alterations or corrections of an existing condition, such as orders to correct building code violations.

m. Flooding, standing water, drainage problems or other water problems on or affecting the Property.

n. Material damage from fire, wind, floods, earthquake, expansive soils, erosion or landslides.

o. Nearby airports, freeways, railroads or landfills, or significant odor, noise, water intrusion or other irritants emanating from neighboring property.

p. Current or previous termite, powder post beetle, or carpenter ant infestations or Defects caused by animal, reptile, or insect infestations.

q. Property or portion of the Property in a floodplain, wetland or shoreland zoning area under local, state or federal regulations.

r. Property is subject to a mitigation plan required under administrative rules of the Department of Natural Resources related to county shoreland zoning ordinances, which obligates the owner of the Property to establish or maintain certain measures related to shoreland conditions and which is enforceable by the county.

s. Nonowners having rights to use part of the Property, other than public rights-of-way, including, but not limited to, private rights−of−way and private easements, other than recorded utility easements; lack of legal access or access restrictions; restrictive covenants and deed restrictions; shared fences, walls, wells, driveways, signage or other shared usages; or leased parking.

t. Boundary or lot line disputes, encroachments, or encumbrances affecting the Property.

u. High voltage electric (100 KV or greater) or steel natural gas transmission lines located on but not directly serving the Property.

v. Structure on the Property designated as a historic building, all or any part of the Property located in a historic district, or burial sites or archeological artifacts on the Property.

w. All or part of the land has been assessed as agricultural land, the owner has been assessed a use-value conversion charge or the payment of a use-value conversion charge has been deferred.

x. All or part of the Property is subject to, enrolled in or in violation of a certified farmland preservation zoning district or a farmland preservation agreement, or a Forest Crop, Managed Forest Law (see disclosure requirements in Wis. Stat. § 710.12), Conservation Reserve or a comparable program.

y. A pier is attached to the Property that is not in compliance with state or local pier regulations, a written agreement affecting riparian rights related to the Property; or the bed of the abutting navigable waterway is owned by a hydroelectric operator.

z. A dam is totally or partially located on the Property; or an ownership interest in a dam not located on the Property will be transferred with the Property because the dam is owned collectively by a homeowners' association, lake district, or similar group of which the Property owner is a member.

aa. Government investigation or private assessment/audit of environmental matters conducted.

bb. Presence of or a Defect caused by unsafe concentrations of, unsafe conditions relating to, or the storage of hazardous or toxic substances on neighboring properties.

cc. Owner's receipt of notice of property tax increases, other than normal annual increases, or notice or knowledge of a pending property reassessment, remodeling that may increase the property's assessed value, or pending special assessments.

dd. Agreements that bind subsequent owners of the property, such as a lease agreement or an extension of credit from an electric cooperative.

ee. Remodeling, replacements, or repairs affecting the Property's structure or mechanical systems that were done or additions to the Property that were made during the owner's period of ownership without the required permits.

ff. Rented items located on the Property or items affixed to or closely associated with the Property.

gg. Owner is a foreign person as defined in the Foreign Investment in Real Property Tax Act in 26 IRC § 1445(f).

hh. Other Defects affecting the Property, including, without limitation, drainage easement or grading problems; or excessive sliding, settling, earth movement or upheavals.

PROPOSED USE CONTINGENCIES: This Offer is contingent upon Buyer obtaining, at Buyer's expense, the reports or documentation required by any optional provisions checked on lines 185-197 below. The optional provisions checked on lines 185-197 shall be deemed satisfied unless Buyer, within ______ days ("30" if left blank) after acceptance, delivers: (1) written notice to Seller specifying those optional provisions checked below that cannot be satisfied and (2) written evidence substantiating why each specific provision referred to in Buyer's notice cannot be satisfied. Upon delivery of Buyer's notice, this Offer shall be null and void. Seller agrees to cooperate with Buyer as necessary to satisfy the contingency provisions checked at lines 185-197.

Proposed Use: Buyer is purchasing the Property for the purpose of: Wholesale vape and smoke supplies distributor ____ **[insert proposed use and type and size of building, if applicable; e.g. restaurant/tavern with capacity of 350 and 3 second floor dwelling units].**

[X] **ZONING:** Verification of zoning and that the Property's zoning allows Buyer's proposed use described at lines 181-183.

[X] **EASEMENTS AND RESTRICTIONS:** Copies of all public and private easements, covenants and restrictions affecting the Property and a written determination by a qualified independent third party that none of these prohibit or significantly delay or increase the costs of the proposed use or development identified at lines 181-183.

[X] **APPROVALS:** All applicable governmental permits, approvals and licenses, as necessary and appropriate, or the final discretionary action by the granting authority prior to the issuance of such permits, approvals and licenses, for the following items related to Buyer's proposed use: Wholesale vape and smoke supplies distributor ____ or delivering written notice to Seller if the item(s) cannot be obtained or can only be obtained subject to conditions which significantly increase the cost of Buyer's proposed use described at lines 181-183.

[ ] **ACCESS TO PROPERTY:** Written verification that there is legal vehicular access to the Property from public roads.

[ ] **LAND USE APPROVAL/PERMITS:** This Offer is contingent upon (Buyer)(~~Seller~~) STRIKE ONE ("Buyer" if neither stricken) obtaining the following, including all costs: a CHECK ALL THAT APPLY: [ ] rezoning; [ ] conditional use permit; [ ] variance; [ ] other ____ for the Property for its proposed use described at lines 181-183. Seller agrees to cooperate with Buyer as necessary to satisfy this contingency. Buyer shall deliver, within ______ days of acceptance, written notice to Seller if any item cannot be obtained, in which case this Offer shall be null and void.

[X] **MAP OF THE PROPERTY:** This Offer is contingent upon (~~Buyer obtaining~~) (Seller providing) STRIKE ONE ("Seller providing" if neither is stricken) a ____ survey (ALTA/NSPS Land Title Survey if survey type is not specified) dated subsequent to the date of acceptance of this Offer and prepared by a registered land surveyor, within 30 days ("30" if left blank) after acceptance, at (~~Buyer's~~) (Seller's) STRIKE ONE ("Seller's" if neither is stricken) expense. The map shall show minimum of ____ acres, maximum of ____ acres, the legal description of the Property, the Property's boundaries and dimensions, visible encroachments upon the Property, the location of improvements, if any, and: ____.

STRIKE AND COMPLETE AS APPLICABLE Additional map features which may be added include, but are not limited to: staking of all corners of the Property; identifying dedicated and apparent streets; lot dimensions; total acreage or square footage; utility installations; easements or rights-of-way. Such survey shall be in satisfactory form and accompanied by any required surveyor's certificate sufficient to enable Buyer to obtain removal of the standard survey exception(s) on the title policy.

CAUTION: Consider the cost and the need for map features before selecting them. Also consider the time required to obtain the map when setting the deadline.

This contingency shall be deemed satisfied unless Buyer, within 5 days after the deadline for delivery of said map, delivers to Seller a copy of the map and a written notice which identifies: (1) a significant encroachment; (2) information materially inconsistent with prior representations; (3) failure to meet requirements stated within this contingency; or (4) the existence of conditions that would prohibit the Buyer's intended use of the Property described at lines 181-183. Upon delivery of Buyer's notice, this Offer shall be null and void. Once the deadline for delivery has passed, if Seller was responsible to provide the map and failed to timely deliver the map to Buyer, Buyer may terminate this Offer if Buyer delivers a written notice of termination to Seller prior to Buyer's Actual Receipt of said map from Seller.

[X] **DOCUMENT REVIEW CONTINGENCY:** This Offer is contingent upon Seller delivering the following documents to Buyer within 30 days ("30" if left blank) after acceptance: CHECK THOSE THAT APPLY; STRIKE AS APPROPRIATE

[X] Documents evidencing the sale of the Property has been properly authorized, if Seller is a business entity.

[ ] A complete inventory of all furniture, fixtures, equipment and other personal property included in this transaction which is consistent with representations made prior to and in this Offer.

[X] Uniform Commercial Code lien search as to the personal property included in the purchase price, showing the Property to be free and clear of all liens, other than liens to be released prior to or at closing.

[ ] Rent roll.

[ ] Other ____

Additional items which may be added include, but are not limited to: building, construction or component warranties, previous environmental site assessments, surveys, title commitments and policies, maintenance agreements, other contracts relating to the Property, existing permits and licenses, recent financial operating statements, current and future rental agreements, notices of termination and non-renewal, and assessment notices.

All documents Seller delivers to Buyer shall be true, accurate, current and complete. Buyer shall keep all such documents confidential and disclose them to third parties only to the extent necessary to implement other provisions of this Offer. Buyer shall return all documents (originals and any reproductions) to Seller if this Offer is terminated.

■ CONTINGENCY SATISFACTION: This contingency shall be deemed satisfied unless Buyer, within ____ days ("5" if left blank) after the deadline for delivery of the documents, delivers to Seller a written notice indicating this contingency has not been satisfied. Such notice shall identify which document(s) have not been timely delivered or do not meet the standard set forth for the document(s). Upon delivery of such notice, this Offer shall be null and void.

[ ] **ENVIRONMENTAL EVALUATION CONTINGENCY:** This Offer is contingent upon a qualified independent environmental consultant of Buyer's choice conducting an Environmental Site Assessment of the Property (see lines 274-291), at (Buyer's) (Seller's) expense STRIKE ONE ("Buyer's" if neither is stricken), which discloses no Defects.

NOTE: "Defect" as defined on lines 523-525 means a condition that would have a significant adverse effect on the value of the Property; that would significantly impair the health or safety of future occupants of the Property; or that if not repaired, removed or replaced would significantly shorten or adversely affect the expected normal life of the premises.

For the purpose of this contingency, a Defect is defined to also include a material violation of environmental laws, a material contingent liability affecting the Property arising under any environmental laws, the presence of an underground storage tank(s) or material levels of hazardous substances either on the Property or presenting a significant risk of contaminating the Property due to future migration from other properties. Defects do not include conditions the nature and extent of which Buyer had actual knowledge or written notice before signing the Offer.

■ CONTINGENCY SATISFACTION: This contingency shall be deemed satisfied unless Buyer, within _____ days ("30" if left blank) after acceptance, delivers to Seller a copy of the Environmental Site Assessment report and a written notice listing the Defect(s) identified in the Environmental Site Assessment report to which Buyer objects (Notice of Defects).

CAUTION: A proposed amendment is not a Notice of Defects and will not satisfy this notice requirement.

■ RIGHT TO CURE: Seller (shall) (shall not) STRIKE ONE ("shall" if neither is stricken) have a right to cure the Defects.

If Seller has the right to cure, Seller may satisfy this contingency by:

(1) delivering written notice to Buyer within ________ ("10" if left blank) days after Buyer's delivery of the Notice of Defects stating Seller's election to cure Defects;

(2) curing the Defects in a good and workmanlike manner; and

(3) delivering to Buyer a written report detailing the work done no later than three days prior to closing.

This Offer shall be null and void if Buyer makes timely delivery of the Notice of Defects and written Environmental Site Assessment report and:

(1) Seller does not have a right to cure; or

(2) Seller has a right to cure but:

(a) Seller delivers written notice that Seller will not cure; or

(b) Seller does not timely deliver the written notice of election to cure.

■ ENVIRONMENTAL SITE ASSESSMENT: An "Environmental Site Assessment" (also known as a "Phase I Site Assessment") may include, but is not limited to: (1) an inspection of the Property; (2) a review of the ownership and use history of the Property, including a search of title records showing private ownership of the Property for a period of 80 years prior to the visual inspection; (3) a review of historic and recent aerial photographs of the Property, if available; (4) a review of environmental licenses, permits or orders issued with respect to the Property (5) an evaluation of results of any environmental sampling and analysis that has been conducted on the Property; and (6) a review to determine if the Property is listed in any of the written compilations of sites or facilities considered to pose a threat to human health or the environment including the National Priorities List, the Department of Nature Resources' (DNR) Registry of Waste Disposal Sites, the DNR's Contaminated Lands Environmental Action Network, and the DNR's Remediation and Redevelopment (RR) Sites Map including the Geographical Information System (GIS) Registry and related resources. Any Environmental Site Assessment performed under this Offer shall comply with generally recognized industry standards (e.g. current American Society of Testing and Materials "Standard Practice for Environmental Site Assessments"), and state and federal guidelines, as applicable.

CAUTION: Unless otherwise agreed an Environmental Site Assessment does not include subsurface testing of the soil or groundwater or other testing of the Property for environmental pollution. If further investigation is required, insert provisions for a Phase II Site Assessment (collection and analysis of samples), Phase III Environmental Site Assessment (evaluation of remediation alternatives) or other site evaluation at lines 625-642 or attach as an addendum per line 668.

INSPECTIONS AND TESTING Buyer may only conduct inspections or tests if specific contingencies are included as a part of this Offer. An "inspection" is defined as an observation of the Property, which does not include an appraisal or testing of the Property, other than testing for leaking carbon monoxide, or testing for leaking LP gas or natural gas used as a fuel source, which are hereby authorized. A "test" is defined as the taking of samples of materials such as soils, water, air or

building materials from the Property for laboratory or other analysis of these materials. Seller agrees to allow Buyer's inspectors, testers and appraisers reasonable access to the Property upon advance notice, if necessary, to satisfy the contingencies in this Offer. Buyer or licensees or both may be present at all inspections and testing. Except as otherwise provided, Seller's authorization for inspections does not authorize Buyer to conduct testing of the Property.

NOTE: Any contingency authorizing testing should specify the areas of the Property to be tested, the purpose of the test, (e.g., to determine if environmental contamination is present), any limitations on Buyer's testing and any other material terms of the contingency.

Buyer agrees to promptly restore the Property to its original condition after Buyer's inspections and testing are completed unless otherwise agreed to with Seller. Buyer agrees to promptly provide copies of all inspection and testing reports to Seller. Seller acknowledges that certain inspections or tests may detect environmental pollution which may be required to be reported to the Wisconsin Department of Natural Resources.

[X] **INSPECTION CONTINGENCY:** This contingency only authorizes inspections, not testing (see lines 292-306).

(1) This Offer is contingent upon a qualified independent inspector(s) conducting an inspection(s) of the Property which discloses no Defects.

(2) This Offer is further contingent upon a qualified independent inspector or independent qualified third party performing an inspection of ____

____

(list any Property feature(s) to be separately inspected, e.g., dumpsite, etc.) which discloses no Defects.

(3) Buyer may have follow-up inspections recommended in a written report resulting from an authorized inspection, provided they occur prior to the Deadline specified at line 320. Each inspection shall be performed by a qualified independent inspector or independent qualified third party.

Buyer shall order the inspection(s) and be responsible for all costs of inspection(s).

CAUTION: Buyer should provide sufficient time for the primary inspection and/or any specialized inspection(s), as well as any follow-up inspection(s).

This contingency shall be deemed satisfied unless Buyer, within __30__ days ("20" if left blank) after acceptance, delivers to Seller a copy of the inspection report(s) dated after the date on line 1 of this Offer and a written notice listing the Defect(s) identified in the inspection report(s) to which Buyer objects (Notice of Defects).

CAUTION: A proposed amendment is not a Notice of Defects and will not satisfy this notice requirement.

For the purpose of this contingency, Defects do not include conditions the nature and extent of which Buyer had actual knowledge or written notice before signing the Offer.

NOTE: "Defect" as defined on lines 523-525 means a condition that would have a significant adverse effect on the value of the Property; that would significantly impair the health or safety of future occupants of the Property; or that if not repaired, removed or replaced would significantly shorten or adversely affect the expected normal life of the premises.

■ **RIGHT TO CURE:** Seller (shall)(~~shall not~~) STRIKE ONE ("shall" if neither is stricken) have a right to cure the Defects.

If Seller has the right to cure, Seller may satisfy this contingency by:

(1) delivering written notice to Buyer within 10 days of Buyer's delivery of the Notice of Defects stating Seller's election to cure Defects;

(2) curing the Defects in a good and workmanlike manner; and

(3) delivering to Buyer a written report detailing the work done no later than three days prior to closing.

This Offer shall be null and void if Buyer makes timely delivery of the Notice of Defects and written inspection report(s) and:

(1) Seller does not have a right to cure; or

(2) Seller has a right to cure but:

(a) Seller delivers written notice that Seller will not cure; or

(b) Seller does not timely deliver the written notice of election to cure.

IF LINE 342 IS NOT MARKED OR IS MARKED N/A LINES 392-403 APPLY.

[ ] **FINANCING COMMITMENT CONTINGENCY:** This Offer is contingent upon Buyer being able to obtain a written ______________________ [loan type or specific lender, if any] first mortgage loan commitment as described below, within ________ days after acceptance of this Offer. The financing selected shall be in an amount of not less than $ ____________________ for a term of not less than ________ years, amortized over not less than ________ years. Initial monthly payments of principal and interest shall not exceed $ ______________. Buyer acknowledges that lender's required monthly payments may also include 1/12th of the estimated net annual real estate taxes, hazard insurance premiums, and private mortgage insurance premiums. The mortgage shall not include a prepayment premium. Buyer agrees to pay discount points in an amount not to exceed ________% ("0" if left blank) of the loan. If Buyer is using multiple loan sources or obtaining a construction loan or land contract financing, describe at lines 625-642 or in an addendum attached per line 668. Buyer agrees to pay all customary loan and closing costs, wire fees, and loan origination fees, to promptly apply for a mortgage loan, and to provide evidence of application promptly upon request of Seller. Seller agrees to allow lender's appraiser access to the Property.

■ LOAN AMOUNT ADJUSTMENT: If the purchase price under this Offer is modified, any financed amount, unless otherwise provided, shall be adjusted to the same percentage of the purchase price as in this contingency and the monthly payments shall be adjusted as necessary to maintain the term and amortization stated above.

CHECK AND COMPLETE APPLICABLE FINANCING PROVISION AT LINE 358 or 359.

☐ **FIXED RATE FINANCING:** The annual rate of interest shall not exceed ________%.

☐ **ADJUSTABLE RATE FINANCING:** The initial interest rate shall not exceed ________%. The initial interest rate shall be fixed for ________ months, at which time the interest rate may be increased not more than ________% ("2" if left blank) at the first adjustment and by not more than ________% ("1" if left blank) at each subsequent adjustment. The maximum interest rate during the mortgage term shall not exceed the initial interest rate plus ________% ("6" if left blank). Monthly payments of principal and interest may be adjusted to reflect interest changes.

NOTE: If purchase is conditioned on Buyer obtaining financing for operations or development consider adding a contingency for that purpose.

■ SATISFACTION OF FINANCING COMMITMENT CONTINGENCY: If Buyer qualifies for the loan described in this Offer or another loan acceptable to Buyer, Buyer agrees to deliver to Seller a copy of a written loan commitment.

This contingency shall be satisfied if, after Buyer's review, Buyer delivers to Seller a copy of a written loan commitment (even if subject to conditions) that is:

(1) signed by Buyer; or

(2) accompanied by Buyer's written direction for delivery.

Delivery of a loan commitment by Buyer's lender or delivery accompanied by a notice of unacceptability shall not satisfy this contingency.

CAUTION: The delivered loan commitment may contain conditions Buyer must yet satisfy to obligate the lender to provide the loan. Buyer understands delivery of a loan commitment removes the Financing Commitment Contingency from the Offer and shifts the risk to Buyer if the loan is not funded.

■ SELLER TERMINATION RIGHTS: If Buyer does not deliver a loan commitment on or before the Deadline on line 344. Seller may terminate this Offer if Seller delivers a written notice of termination to Buyer prior to Seller's Actual Receipt of written loan commitment from Buyer.

■ FINANCING COMMITMENT UNAVAILABILITY: If a financing commitment is not available on the terms stated in this Offer (and Buyer has not already delivered an acceptable loan commitment for other financing to Seller), Buyer shall promptly deliver written notice to Seller of same including copies of lender(s)' rejection letter(s) or other evidence of unavailability.

☐ **SELLER FINANCING:** Seller shall have 10 days after the earlier of:

(1) Buyer delivery of written notice of evidence of unavailability as noted in lines 380-383; or

(2) the Deadline for delivery of the loan commitment set on line 344

to deliver to Buyer written notice of Seller's decision to finance this transaction with a note and mortgage under the same terms set forth in this Offer, and this Offer shall remain in full force and effect, with the time for closing extended accordingly. If Seller's notice is not timely given, the option for Seller to provide financing shall be considered waived. Buyer agrees to cooperate with and authorizes Seller to obtain any credit information reasonably appropriate to determine Buyer's credit worthiness for Seller financing.

IF THIS OFFER IS NOT CONTINGENT ON FINANCING COMMITMENT Within ________ days ("7" if left blank) after acceptance, Buyer shall deliver to Seller either:

(1) reasonable written verification from a financial institution or third party in control of Buyer's funds that Buyer has, at the time of verification, sufficient funds to close; or

(2) ____

____________________________________ [Specify documentation Buyer agrees to deliver to Seller].

If such written verification or documentation is not delivered, Seller has the right to terminate this Offer by delivering written notice to Buyer prior to Seller's Actual Receipt of a copy of Buyer's written verification. Buyer may or may not obtain mortgage financing but does not need the protection of a financing commitment contingency. Seller agrees to allow Buyer's appraiser access to the Property for purposes of an appraisal. Buyer understands and agrees that this Offer is not subject to the appraisal meeting any particular value, unless this Offer is subject to an appraisal contingency, nor does the right of access for an appraisal constitute a financing commitment contingency.

☐ **APPRAISAL CONTINGENCY:** This Offer is contingent upon Buyer or Buyer's lender having the Property appraised at Buyer's expense by a Wisconsin licensed or certified independent appraiser who issues an appraisal report dated subsequent to the date stated on line 1 of this Offer, indicating an appraised value for the Property equal to or greater than the agreed upon purchase price.

This contingency shall be deemed satisfied unless Buyer, within ________ days after acceptance, delivers to Seller a copy of the appraisal report indicating an appraised value less than the agreed upon purchase price, and a written notice objecting to the appraised value.

■ **RIGHT TO CURE:** Seller (shall) (shall not) **STRIKE ONE** ("shall" if neither is stricken) have the right to cure.

If Seller has the right to cure, Seller may satisfy this contingency by delivering written notice to Buyer adjusting the purchase price to the value shown on the appraisal report within ________ days ("5" if left blank) after Buyer's delivery of the appraisal report and the notice objecting to the appraised value. Seller and Buyer agree to promptly execute an amendment initiated by either Party after delivery of Seller's notice, solely to reflect the adjusted purchase price.

This Offer shall be null and void if Buyer makes timely delivery of the notice objecting to appraised value and the written appraisal report and:

(1) Seller does not have the right to cure; or

(2) Seller has the right to cure but:

(a) Seller delivers written notice that Seller will not adjust the purchase price; or

(b) Seller does not timely deliver the written notice adjusting the purchase price to the value shown on the appraisal report.

[ ] **SECONDARY OFFER:** This Offer is secondary to a prior accepted offer. This Offer shall become primary upon delivery of written notice to Buyer that this Offer is primary. Unless otherwise provided, Seller is not obligated to give Buyer notice prior to any Deadline, nor is any particular secondary buyer given the right to be made primary ahead of other secondary buyers. Buyer may declare this Offer null and void by delivering written notice of withdrawal to Seller prior to delivery of Seller's notice that this Offer is primary. Buyer may not deliver notice of withdrawal earlier than ______ days ("7" if left blank) after acceptance of this Offer. All other Offer Deadlines that run from acceptance shall run from the time this Offer becomes primary.

CLOSING PRORATIONS The following items, if applicable, shall be prorated at closing, based upon date of closing values: real estate taxes, rents, prepaid insurance (if assumed), private and municipal charges, property owners or homeowners association assessments, fuel and ____ .

CAUTION: Provide basis for utility charges, fuel or other prorations if date of closing value will not be used.

Any income, taxes or expenses shall accrue to Seller, and be prorated at closing, through the day prior to closing.

Real estate taxes shall be prorated at closing based on CHECK BOX FOR APPLICABLE PRORATION FORMULA:

[X] The net general real estate taxes for the preceding year, or the current year if available (Net general real estate taxes are defined as general property taxes after state tax credits and lottery credits are deducted). NOTE: THIS CHOICE APPLIES IF NO BOX IS CHECKED.

[ ] Current assessment times current mill rate (current means as of the date of closing).

[ ] Sale price, multiplied by the municipality area-wide percent of fair market value used by the assessor in the prior year, or current year if known, multiplied by current mill rate (current means as of the date of closing).

[ ] ____ .

CAUTION: Buyer is informed that the actual real estate taxes for the year of closing and subsequent years may be substantially different than the amount used for proration especially in transactions involving new construction, extensive rehabilitation, remodeling or area-wide re-assessment. Buyer is encouraged to contact the local assessor regarding possible tax changes.

[X] Buyer and Seller agree to re-prorate the real estate taxes, through the day prior to closing based upon the taxes on the actual tax bill for the year of closing, with Buyer and Seller each owing his or her pro-rata share. Buyer shall, within 5 days of receipt, forward a copy of the bill to the forwarding address Seller agrees to provide at closing. The Parties shall re-prorate within 30 days of Buyer's receipt of the actual tax bill. Buyer and Seller agree this is a post-closing obligation and is the responsibility of the Parties to complete, not the responsibility of the real estate Firms in this transaction.

TITLE EVIDENCE

■ CONVEYANCE OF TITLE: **Upon payment of the purchase price, Seller shall convey the Property by warranty deed (trustee's deed if Seller is a trust, personal representative's deed if Seller is an estate or other conveyance as provided herein)** free and clear of all liens and encumbrances, except: municipal and zoning ordinances and agreements entered under them, recorded easements for the distribution of utility and municipal services, recorded building and use restrictions and covenants, present uses of the Property in violation of the foregoing disclosed in Seller's disclosure report, and Real Estate Condition Report, if applicable, and in this Offer, general taxes levied in the year of closing and ____ (insert other allowable exceptions from title, if any) that constitutes merchantable title for purposes of this transaction. Seller, at Seller's cost, shall complete and execute the documents necessary to record the conveyance and pay the Wisconsin Real Estate Transfer Fee.

WARNING: Municipal and zoning ordinances, recorded building and use restrictions, covenants and easements may prohibit certain improvements or uses and therefore should be reviewed, particularly if Buyer contemplates making improvements to Property or a use other than the current use.

■ TITLE EVIDENCE: Seller shall give evidence of title in the form of an owner's policy of title insurance in the amount of the purchase price on a current ALTA form issued by an insurer licensed to write title insurance in Wisconsin. Seller shall pay all costs of providing title evidence to Buyer. Buyer shall pay the costs of providing the title evidence required by Buyer's lender and recording the deed or other conveyance.

■ GAP ENDORSEMENT: Seller shall provide a "gap" endorsement or equivalent gap coverage at (Seller's)(~~Buyer's~~) STRIKE ONE ("Seller's" if neither stricken) cost to provide coverage for any liens or encumbrances first filed or recorded after the commitment date of the title insurance commitment and before the deed is recorded, subject to the title insurance policy conditions, exclusions and exceptions, provided the title company will issue the coverage. If a gap endorsement or

equivalent gap coverage is not available, Buyer may give written notice that title is not acceptable for closing (see lines 482-489).

■ DELIVERY OF MERCHANTABLE TITLE: The required title insurance commitment shall be delivered to Buyer's attorney or Buyer not more than 30 days ("15" if left blank) after acceptance showing title to the Property as of a date no more than 15 days before delivery of such title evidence to be merchantable per lines 454-464, subject only to liens which will be paid out of the proceeds of closing and standard title insurance requirements and exceptions.

■ TITLE NOT ACCEPTABLE FOR CLOSING: If title is not acceptable for closing, Buyer shall notify Seller in writing of objections to title within 15 days ("15" if left blank) after delivery of the title commitment to Buyer or Buyer's attorney. In such event, Seller shall have 15 days ("15" if left blank) from Buyer's delivery of the notice stating title objections, to deliver notice to Buyer stating Seller's election to remove the objections by the time set for closing. If Seller is unable to remove said objections, Buyer shall have five days from receipt of notice thereof, to deliver written notice waiving the objections, and the time for closing shall be extended accordingly. If Buyer does not waive the objections, this Offer shall be null and void. Providing title evidence acceptable for closing does not extinguish Seller's obligations to give merchantable title to Buyer.

■ SPECIAL ASSESSMENTS/OTHER EXPENSES: Special assessments, if any, levied or for work actually commenced prior to the date stated on line 1 of this Offer shall be paid by Seller no later than closing. All other special assessments shall be paid by Buyer. "Levied" means the local municipal governing body has adopted and published a final resolution describing the planned improvements and the assessment of benefits.

CAUTION: Consider a special agreement if area assessments, property owners association assessments, special charges for current services under Wis. Stat. § 66.0627 or other expenses are contemplated. "Other expenses" are one-time charges or ongoing use fees for public improvements (other than those resulting in special assessments) relating to curb, gutter, street, sidewalk, municipal water, sanitary and storm water and storm sewer (including all sewer mains and hook-up/connection and interceptor charges), parks, street lighting and street trees, and impact fees for other public facilities, as defined in Wis. Stat. § 66.0617(1)(f).

LEASED PROPERTY If Property is currently leased and lease(s) extend beyond closing, Seller shall assign Seller's rights under said lease(s) and transfer all security deposits and prepaid rents thereunder to Buyer at closing. The terms of the (written) (oral) STRIKE ONE lease(s), if any, are ____

____

____________________. Insert additional terms, if any, at lines 625-642 or attach as an addendum per line 668.

☐ **ESTOPPEL LETTERS:** Seller shall deliver to Buyer no later than ____ days ("7" if left blank) before closing, estoppel letters dated within ____ days ("15" if left blank) before closing, from each non-residential tenant, confirming the lease term, rent installment amounts, amount of security deposit, and disclosing any defaults, claims or litigation with regard to the lease or tenancy.

DEFINITIONS

■ ACTUAL RECEIPT: "Actual Receipt" means that a Party, not the Party's recipient for delivery, if any, has the document or written notice physically in the Party's possession, regardless of the method of delivery. If the document or written notice is electronically delivered, Actual Receipt shall occur when the Party opens the electronic transmission.

■ BUSINESS DAY: "Business Day" means a calendar day other than Saturday, Sunday, any legal public holiday under Wisconsin or Federal law, and any other day designated by the President such that the postal service does not receive registered mail or make regular deliveries on that day.

■ DEADLINES: "Deadlines" expressed as a number of "days" from an event, such as acceptance, are calculated by excluding the day the event occurred and by counting subsequent calendar days. The Deadline expires at Midnight on the last day. Additionally, Deadlines expressed as a specific number of Business Days are calculated in the same manner except that only Business Days are counted while other days are excluded. Deadlines expressed as a specific number of "hours" from the occurrence of an event, such as receipt of a notice, are calculated from the exact time of the event, and by counting 24 hours per calendar day. Deadlines expressed as a specific day of the calendar year or as the day of a specific event, such as closing, expire at Midnight of that day. "Midnight" is defined as 11:59 p.m. Central Time.

■ DEFECT: "Defect" means a condition that would have a significant adverse effect on the value of the Property; that would significantly impair the health or safety of future occupants of the Property; or that if not repaired, removed or replaced would significantly shorten or adversely affect the expected normal life of the premises.

■ FIRM: "Firm" means a licensed sole proprietor broker or a licensed broker business entity.

■ PARTY: "Party" means the Buyer or the Seller; "Parties" refers to both Buyer and Seller.

■ PROPERTY: Unless otherwise stated, "Property" means the real estate described at lines 4-8.

INCLUSION OF OPTIONAL PROVISIONS Terms of this Offer that are preceded by an OPEN BOX (☐) are part of this Offer ONLY if the box is marked such as with an "X". They are not part of this offer if marked "N/A" or are left blank.

PROPERTY DIMENSIONS AND SURVEYS Buyer acknowledges that any land, building or room dimensions, or total acreage or building square footage figures, provided to Buyer by Seller or by a broker, may be approximate because of rounding, formulas used or other reasons, unless verified by survey or other means.

CAUTION: Buyer should verify total square footage formula, total square footage/acreage figures, and land, building or room dimensions, if material.

DISTRIBUTION OF INFORMATION Buyer and Seller authorize the agents of Buyer and Seller to: (i) distribute copies of the Offer to Buyer's lender, appraisers, title insurance companies and any other settlement service providers for the transaction as defined by the Real Estate Settlement Procedures Act (RESPA); (ii) report sales and financing concession data to multiple listing service sold databases; (iii) provide active listing, pending sale, closed sale and financing concession information and data, and related information regarding seller contributions, incentives or assistance, and third party gifts, to appraisers researching comparable sales, market conditions and listings, upon inquiry; and (iv) distribute copies of this Offer to the seller, or seller's agent, of another property that Seller intends on purchasing.

MAINTENANCE Seller shall maintain the Property and all personal property included in the purchase price until the earlier of closing or Buyer's occupancy, in materially the same condition it was in as of the date on line 1 of this Offer, except for ordinary wear and tear and changes agreed upon by Parties.

PROPERTY DAMAGE BETWEEN ACCEPTANCE AND CLOSING If, prior to closing, the Property is damaged in an amount not more than five percent of the purchase price, other than normal wear and tear, Seller shall promptly notify Buyer in writing, and will be obligated to restore the Property to materially the same condition it was in as of the date on line 1 of this Offer. Seller shall provide Buyer with copies of all required permits and lien waivers for the lienable repairs no later than closing. If the amount of damage exceeds five percent of the purchase price, Seller shall promptly notify Buyer in writing of the damage and this Offer may be terminated at option of Buyer. Should Buyer elect to carry out this Offer despite such damage, Buyer shall be entitled to the insurance proceeds, if any, relating to the damage to the Property, plus a credit towards the purchase price equal to the amount of Seller's deductible on such policy, if any. However, if this sale is financed by a land contract or a mortgage to Seller, any insurance proceeds shall be held in trust for the sole purpose of restoring the Property.

BUYER'S PRE-CLOSING WALK-THROUGH Within three days prior to closing, at a reasonable time pre-approved by Seller or Seller's agent, Buyer shall have the right to walk through the Property to determine that there has been no significant change in the condition of the Property, except for ordinary wear and tear and changes agreed upon by Parties, and that any Defects Seller has agreed to cure have been repaired in the manner agreed to by the Parties.

OCCUPANCY Occupancy of the entire Property shall be given to Buyer at time of closing unless otherwise provided in this Offer at lines 625-642 or in an addendum attached per line 668. At time of Buyer's occupancy, Property shall be in broom swept condition and free of all debris, refuse, and personal property except for personal property belonging to current tenants, or sold to Buyer or left with Buyer's consent. Occupancy shall be given subject to tenant's rights, if any.

DEFAULT Seller and Buyer each have the legal duty to use good faith and due diligence in completing the terms and conditions of this Offer. A material failure to perform any obligation under this Offer is a default that may subject the defaulting party to liability for damages or other legal remedies.

If Buyer defaults, Seller may:

(1) sue for specific performance and request the earnest money as partial payment of the purchase price; or

(2) terminate the Offer and have the option to: (a) request the earnest money as liquidated damages; or (b) sue for actual damages.

If Seller defaults, Buyer may:

(1) sue for specific performance; or

(2) terminate the Offer and request the return of the earnest money, sue for actual damages, or both.

In addition, the Parties may seek any other remedies available in law or equity. The Parties understand that the availability of any judicial remedy will depend upon the circumstances of the situation and the discretion of the courts. If either Party defaults, the Parties may renegotiate the Offer or seek nonjudicial dispute resolution instead of the remedies outlined above. By agreeing to binding arbitration, the Parties may lose the right to litigate in a court of law those disputes covered by the arbitration agreement.

NOTE: IF ACCEPTED, THIS OFFER CAN CREATE A LEGALLY ENFORCEABLE CONTRACT. BOTH PARTIES SHOULD READ THIS DOCUMENT CAREFULLY. THE FIRM AND ITS AGENTS MAY PROVIDE A GENERAL EXPLANATION OF THE PROVISIONS OF THE OFFER BUT ARE PROHIBITED BY LAW FROM GIVING ADVICE OR OPINIONS CONCERNING YOUR LEGAL RIGHTS UNDER THIS OFFER OR HOW TITLE SHOULD BE TAKEN AT CLOSING. AN ATTORNEY SHOULD BE CONSULTED IF LEGAL ADVICE IS NEEDED.

ENTIRE CONTRACT This Offer, including any amendments to it, contains the entire agreement of the Buyer and Seller regarding the transaction. All prior negotiations and discussions have been merged into this Offer. This agreement binds and inures to the benefit of the Parties to this Offer and their successors in interest.

NOTICE ABOUT SEX OFFENDER REGISTRY You may obtain information about the sex offender registry and persons registered with the registry by contacting the Wisconsin Department of Corrections on the Internet at http://www.doc.wi.gov or by telephone at (608) 240-5830.

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT (FIRPTA) Section 1445 of the Internal Revenue Code (IRC) provides that a transferee (Buyer) of a United States real property interest must pay or withhold as a tax up to 15% of the total "Amount Realized" in the sale if the transferor (Seller) is a "Foreign Person" and no exception from FIRPTA withholding applies. A "Foreign Person" is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust, or foreign

estate. The "Amount Realized" is the sum of the cash paid, the fair market value of other property transferred, and the amount of any liability assumed by Buyer.

CAUTION: Under this law if Seller is a Foreign Person, and Buyer does not pay or withhold the tax amount, Buyer may be held directly liable by the U.S. Internal Revenue Service for the unpaid tax and a tax lien may be placed upon the Property.

Seller hereby represents that Seller is a non-Foreign Person, unless (1) Seller represents Seller is a Foreign Person in a condition report incorporated in this Offer per lines 93-95, or (2) no later than 10 days after acceptance, Seller delivers notice to Buyer that Seller is a Foreign Person, in which cases the provisions on lines 607-609 apply.

IF SELLER IS A NON-FOREIGN PERSON. Seller shall, no later than closing, execute and deliver to Buyer, or a qualified substitute (attorney or title company as stated in IRC § 1445), a sworn certification under penalties of perjury of Seller's non-foreign status in accordance with IRC § 1445. If Seller fails to timely deliver certification of Seller's non-foreign status, Buyer shall: (1) withhold the amount required to be withheld pursuant to IRC § 1445; or, (2) declare Seller in default of this Offer and proceed under lines 571-578.

IF SELLER IS A FOREIGN PERSON. If Seller has represented that Seller is a Foreign Person, Buyer shall withhold the amount required to be withheld pursuant to IRC § 1445 at closing unless the Parties have amended this Offer regarding amounts to be withheld, any withholding exemption to be applied, or other resolution of this provision.

COMPLIANCE WITH FIRPTA. Buyer and Seller shall complete, execute, and deliver, on or before closing, any instrument, affidavit, or statement needed to comply with FIRPTA, including withholding forms. If withholding is required under IRC § 1445**,** and the net proceeds due Seller are not sufficient to satisfy the withholding required in this transaction, Seller shall deliver to Buyer, at closing, the additional funds necessary to satisfy the applicable withholding requirement. Seller also shall pay to Buyer an amount not to exceed $1,000 for actual costs associated with the filing and administration of forms, affidavits, and certificates necessary for FIRPTA withholding and any withholding agent fees.

Any representations made by Seller with respect to FIRPTA shall survive the closing and delivery of the deed.

Firms, Agents, and Title Companies are not responsible for determining FIRPTA status or whether any FIRPTA exemption applies. The Parties are advised to consult with their respective independent legal counsel and tax advisors regarding FIRPTA.

☐ **SELLER PAYMENT OF COMPENSATION TO BUYER'S FIRM:** Seller agrees to pay to Buyer's Firm the amount of ____________________ (e.g., dollar amount, % of purchase price, etc.), toward Buyer's brokerage fees at closing. Payment made under this provision represents an economic adjustment only and does not create any agency relationship between Buyer's Firm and Seller, and the Parties agree Buyer's Firm is a direct and intended third party beneficiary of this contract.

ADDITIONAL PROVISIONS/CONTINGENCIES ____________________

TAX DEFERRED EXCHANGE If this Property is purchased or sold to accomplish an IRC § 1031 Tax Deferred exchange of like-kind property, both Parties agree to cooperate with any documentation necessary to complete the exchange. The exchangor shall hold the cooperating party harmless from any and all claims, costs or liabilities that may be incurred as a result of the exchange.

DELIVERY OF DOCUMENTS AND WRITTEN NOTICES Unless otherwise stated in this Offer, delivery of documents and written notices to a Party shall be effective only when accomplished by one of the authorized methods specified at lines 650-665.

(1) Personal: giving the document or written notice personally to the Party, or the Party's recipient for delivery if named at 652 or 653.

Name of Seller's recipient for delivery, if any: Nicholas Warrender

Name of Buyer's recipient for delivery, if any: Airaf Jaliawala

☐ (2) Fax: fax transmission of the document or written notice to the following number:
Seller: (________) __________________ Buyer: (________) __________________

[X] (3) Commercial: depositing the document or written notice, fees prepaid or charged to an account, with a commercial delivery service, addressed either to the Party, or to the Party's recipient for delivery, for delivery to the Party's address at line 661 or 662.

[X] (4) U.S. Mail: depositing the document or written notice, postage prepaid, in the U.S. Mail, addressed either to the Party, or to the Party's recipient for delivery, for delivery to the Party's address.

Address for Seller: 5511 95th Avenue, Kenosha, Wisconsin 53144
Address for Buyer: 4356 West Touhy Avenue, Lincolnwood, Illinois 60712

[X] (5) Email: electronically transmitting the document or written notice to the email address.
Email Address for Seller: __________________
Email Address for Buyer: Airafjaliawala@gmail.com

PERSONAL DELIVERY/ACTUAL RECEIPT Personal delivery to, or Actual Receipt by, any named Buyer or Seller constitutes personal delivery to, or Actual Receipt by, all Buyers or Sellers.

☐ **ADDENDA:** The attached __________________ is/are made part of this Offer.

This Offer was drafted by [Licensee and Firm] __________________

WIRE FRAUD WARNING! Wire Fraud is a real and serious risk. Never trust wiring instructions sent via email. Funds wired to a fraudulent account are often impossible to recover.

Criminals are hacking emails and sending fake wiring instructions by impersonating a real estate agent, Firm, lender, title company, attorney or other source connected to your transaction. These communications are convincing and professional in appearance but are created to steal your money. The fake wiring instructions may even be mistakenly forwarded to you by a legitimate source.

DO NOT initiate ANY wire transfer until you confirm wiring instructions IN PERSON or by YOU calling a verified number of the entity involved in the transfer of funds. Never use contact information provided by any suspicious communication.

Real estate agents and Firms ARE NOT responsible for the transmission, forwarding, or verification of any wiring or money transfer instructions.

Buyer Entity Name (if any): Ad Real Estate Group LLC

(x) Signed by: airaf jaliawala E45B751CDD974D8... Airaf Jaliawala/Member 7/22/2026
Buyer's/Authorized Signature ▲ Print Name/Title Here ► Date ▲

(x) __________________
Buyer's/Authorized Signature ▲ Print Name/Title Here ► Date ▲

SELLER ACCEPTS THIS OFFER. THE WARRANTIES, REPRESENTATIONS AND COVENANTS MADE IN THIS OFFER SURVIVE CLOSING AND THE CONVEYANCE OF THE PROPERTY. SELLER AGREES TO CONVEY THE PROPERTY ON THE TERMS AND CONDITIONS AS SET FORTH HEREIN AND ACKNOWLEDGES RECEIPT OF A COPY OF THIS OFFER.

Seller Entity Name (if any): Lifted Liquids Inc

(x) DocuSigned by: Nicholas Warrender CAB540D21D0D4FC... Nicholas Warrender 7/22/2026
Seller's/Authorized Signature ▲ Print Name/Title Here ► Date ▲

(x) __________________
Seller's/Authorized Signature ▲ Print Name/Title Here ► Date ▲

This Offer was presented to Seller by [Licensee and Firm] __________________
__________________ on ____________ at ______ a.m./p.m.

This Offer is rejected ________ ______ This Offer is countered [See attached counter] ________ ______
Seller Initials▲ Date▲ Seller Initials▲ Date▲